Exhibit 1

LANCER ORTHODONTICS, INC.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of the date indicated below, by and between Lancer Orthodontics, Inc., a California corporation (the "Company"), and the undersigned investor ("Investor").

1.  Stock Purchase.

At the closing, the Company ("the Closing") will issue and sell to Investor, and Investor shall purchase from the Company, ______________________________ (____,______) restricted shares (the "Shares") of Common Stock, no par value, of the Company (the "Common Stock") at a purchase price (the
"Purchase Price") of Sixty cents ($0.60) per share. At the Closing, the Company shall also issue to Investor a five-year warrant (the "Warrants") to purchase one (1) share (the "Warrant Shares") of the Company's restricted Common Stock at a per share exercise price of Eighty Five cents ($0.85) for each Share purchased. The Closing shall occur at such time as Investor delivers to the Company an original executed signature page of this Agreement along with the Purchase Price, payable in immediately available funds. Notwithstanding the preceding, this Agreement shall terminate and have no further force or effect unless the Closing occurs on or before_______, 2004.

2.  Representations and Warranties of the Company.

The Company hereby represents and warrants to Investor as follows:

(a) Organization and Standing. The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of California and is in good standing under such laws. The Company has requisite corporate power to own and operate its properties and assets.

(b) Corporate Power. The Company has all requisite legal and corporate power to execute and deliver this Agreement, to sell and issue the Shares, and to carry out and perform its obligations under the terms of this Agreement.

(c) Authorization. All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of the Shares and the performance of the Company's obligations hereunder has been taken. This Agreement, when executed and delivered by the Company, shall constitute the valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, rules of law governing specific performance, injunctive relief or other equitable remedies, and limitations of public policy.

(d)  Valid Issuance of Common Stock.  The Shares being purchased by
Investor hereunder when issued, sold and delivered, in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable. The Warrant Shares when issued, sold and delivered, in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and nonassessable.

3.  Investor Representations and Warranties.

Investor hereby represents and warrants to the Company and agrees as follows:

(a) Investor represents and warrants to the Company that Investor is an "accredited investor", within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect or is an Officer or Director of the Company.

(b) The execution, delivery, and performance by the Investor under this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgement or decree of any court, administrative agency or other governmental body applicable to Investor, or
(ii) result in any violation or conflict with or constitute a default under any instrument, judgement, order, writ, decree or contract applicable to Investor.

(c) This Agreement is made in reliance upon Investor's representation to the Company, which by execution of this Agreement Investor hereby confirms, that the Shares, the Warrants, and the Warrant Shares to be received by Investor will be acquired for investment for Investor's account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that Investor has no present intention of selling, granting participation in, or otherwise distributing any of the Shares, the Warrants, or the Warrant Shares.

(d) Investor understands that the Shares, the Warrants, and the Warrant Shares are not registered under the Securities Act of 1933, as amended (the "1933 Act"), on the basis that the sale provided for in this Agreement and the issuance of Shares and Warrants hereunder and the issuance of Warrant Shares pursuant to the proper exercise of the Warrants are exempt from registration under the 1933 Act pursuant to Section 4(2) thereof, and that the Company's reliance on such exemption is predicated on Investor's representations set forth herein. Investor realizes that the basis for the exemption may not be present if, notwithstanding such representations, Investor has in mind merely acquiring the Shares, the Warrants, or the Warrant Shares for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. Investor does not have any such intention.

(e) Investor understands that the Shares, the Warrants, and the Warrant Shares may not be sold, transferred, or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares, the Warrants, and the Warrant Shares or an available exemption from registration under the 1933 Act, the Shares, the Warrants, and the Warrant Shares must be held indefinitely. In particular, Investor is aware that the Shares and the Warrant Shares may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of the applicable Rules are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Company. Investor represents that, in the absence of an effective registration statement covering the Shares, the Warrants, and the Warrant Shares, it will sell, transfer, or otherwise dispose of the Shares, the Warrants, and the Warrant Shares only in a manner consistent with its representations set forth herein and then only in accordance with the 1933 Act.

(f) Investor has adequate means of providing for its current needs and personal contingencies and has no need for liquidity in its investment in the Shares, the Warrants, and the Warrant Shares.

(g) Investor has full power and authority to enter into this Agreement and this Agreement constitutes a valid and legally binding obligation of the Investor.

(h) Investor has had the opportunity of asking such question(s) to the Company that the Investor believes is required for purchasing the Shares, the Warrants, and the Warrant Shares and has received such answers as the Investor has deemed satisfactory.

(i)  Investor agrees to be bound to the attached Confidentiality
Agreement between the Investor and the Company.

4.  Legends.

(a) All certificates for the Shares, the Warrants, and the Warrant Shares shall bear substantially the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

(b) The certificates for the Shares, the Warrants, and the Warrant Shares shall also bear any other legends required by applicable state corporate or securities laws.

5.  Lock-Up Agreement.

Investor, if requested by the Company or the lead underwriter of any public offering of the Common Stock or other securities of the Company (the "Lead Underwriter"), hereby irrevocably agrees to enter into a customary Lock-Up Agreement with the Company and Lead Underwriter providing that the Investor shall not sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of any interest in any Common Stock of the Company or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock of the Company (except Common Stock included in such public offering or acquired on the public market after such offering) during the period requested by the Lead Underwriter following the effective date of a registration statement of the Company filed under the 1933 Act or such shorter period of time as the Lead Underwriter shall specify. Each Investor further agrees to sign such documents as may be requested by the Lead Underwriter to further effect the foregoing and agrees that the Company may impose stop-transfer instructions with respect to such securities until the end of such period. The Company and the Investor acknowledge that each Lead Underwriter of a public offering of the Company's stock, during the period of such offering and the period requested by the Lead Underwriter thereafter, is an intended beneficiary of this Section 5.

6.  California Law.

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California.

7.  Notice.

Any notice required to be given under the terms of this Agreement shall be addressed to the Company in care of its Secretary at:
Lancer Orthodontics, Inc.
253 Pawnee Ave
San Marcos, CA  92069

and any notice to be given to Investor shall be addressed to him at the address given by Investor beneath Investor's signature to this Agreement, or such other address as either party to this Agreement may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified and deposited (postage or registration or certification fee prepaid) in a post office or branch post office regularly maintained by the United States.

8.  Successors.

This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

9.  Entire Agreement.

The parties intend that the terms of this Agreement and the Warrant issued pursuant hereto shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. No party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

10.  Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

	IN WITNESS WHEREOF, the parties hereto have duly executed this Subscription Agreement as of the date indicated below.

COMPANY:

LANCER ORTHODONTICS, INC.,
a California corporation


                                       By: _______________________________
Dated:  _____________________                    Zackary S. Irani
                                             Chief Executive Officer


INVESTOR SIGNATURES ATTACHED




INVESTOR SIGNATURE PAGE
LANCER ORTHODONTICS, INC.
STOCK PURCHASE AGREEMENT




INVESTOR:


By: _____________________________
             (signature)

Name:____________________________
             (Print Name)

Address: ________________________
_________________________________
_________________________________
_________________________________




Note: Form 10KSB and 3 latest 10Q's attached


CONFIDENTIALITY AGREEMENT

	CONFIDENTIALITY AGREEMENT, effective as of March ____, 2004, by and between Lancer Orthodontics, Inc., a California Corporation ( hereinafter "COMPANY") with offices at 253 Pawnee Street, San Marcos, CA 92069 and ________________________________, (hereinafter "INVESTOR") an individual with the principal address at
________________________________________________________________________.

	Background. In furtherance of discussions between INVESTOR and COMPANY relating to the Company's financial performance, financial statements, and the Stock Purchase Agreement ("the Program"), it may be necessary or desirable for COMPANY ("Disclosing Party") to disclose certain information to INVESTOR ("Receiving Party") which the Disclosing Party regards as confidential and the Receiving Party has agreed to treat as confidential information of the Disclosing Party.


	NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

	1. Confidential Information. As used herein the term "Confidential Information" shall mean any and all confidential, proprietary, or trade secret information or material of Disclosing Party and any derivatives, portions, or copies, thereof, including, without limitation, information resulting from or in any way related to (i) the Program; (ii) the business practices or relationships, procedures, property, methods of operation, future plans, financial information, customer or supplier information, medical or scientific data, or other proprietary data of Disclosing Party;
(iii) the marketing plans, pricing policies, products, systems, discoveries, designs, ideas, concepts, inventions, innovations, improvements, plans, software, program flowcharts, files layouts, source code, technical "know-how", and other information related thereto, of Disclosing Party; and
(iv) any information or material that Disclosing Party designates as Confidential Information or which bears or contains a marking or legend indicating that it is confidential, proprietary, or trade secret information or material. Confidential Information may be disclosed either orally, visually, in writing, or by delivery of materials containing Confidential Information. When disclosed orally or visually, such information shall be designated as "confidential," "proprietary," or the like at the time of disclosure and with subsequent written confirmation within thirty days thereafter, referencing the date and the type of information disclosed.
When disclosed in writing or by delivery of materials, the writing or materials shall be designated as "confidential," "proprietary," or the like at the time of disclosure.

	2. Obligations of Receiving Party. Receiving Party shall (i) not use any Confidential Information except as required for the performance of its duties directly related to the Program, and (ii) not disclose Confidential Information to any third party without the prior written consent of Disclosing Party. Notwithstanding the foregoing, Receiving Party may disclose to its subsidiaries or parent companies, on a need to know basis, Confidential Information disclosed to it by Disclosing Party under this Agreement, provided that each such subsidiary or parent shall first agree in writing to be bound by the terms and conditions of this Agreement to the same extent as the parties hereto are bound. Receiving Party shall be liable for any breach of the terms of this Agreement by any of its subsidiaries or parent companies. Receiving Party shall maintain the Confidential Information with at least the same degree of care that Receiving Party uses to protect its own confidential and proprietary information, but no less than a reasonable degree of care under the circumstances would warrant. Receiving Party shall neither disclose nor copy Confidential Information except as necessary for its employees with a need to know. Any copies of Confidential Information which are made by Receiving Party shall be identified as belonging to Disclosing Party and shall be marked "confidential," proprietary," or the like.

	3. Exceptions to Confidentiality. Receiving Party's obligations set forth in Section 2 shall not extend to any material which is:

	(a) in the public domain, other than by a breach of this Agreement on the part of Receiving Party;


	(b) rightfully received from a third party without any obligation of confidentiality;

	(c) rightfully known to Receiving Party without any limitation on use or disclosure prior to its receipt from Disclosing Party; or

	(d) generally made available to third parties by Disclosing Party without restriction on disclosure.

Information disclosed or made available to Receiving Party by Disclosing Party hereunder shall be presumed to be Confidential Information and the burden of establishing that such information comes within the foregoing exceptions to Receiving Party's obligations of confidentiality shall rest with Receiving Party. Information disclosed to Receiving Party hereunder shall not be deemed by Receiving Party to be available to the public or in the prior possession of Receiving Party merely because it is embraced by more general information available to the public or in the prior possession of Receiving Party. Furthermore, any combination of known information shall be within the scope of this Section 3 only if the combination, as such, is within the scope of this Section 3.

	4. Compliance with Law. This Agreement shall not be deemed to restrict Receiving Party from complying with a lawfully issued governmental order or decree or any other legal requirement to produce or disclose Confidential Information. Receiving Party shall promptly notify Disclosing Party of any such request so that Disclosing Party may seek an appropriate protective order. Receiving Party warrants that it shall cooperate fully with Disclosing Party in seeking any protective order. If Disclosing Party is unable to obtain such protective order, Receiving Party shall furnish only that portion of the Confidential Information which Receiving Party is advised by written opinion of counsel is legally required by law to be disclosed and Receiving Party shall exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information so disclosed.

	5. Return of Confidential Information. Upon request from Disclosing Party, Receiving Party shall return to Disclosing Party all Confidential Information and cause all copies and summaries and synopses thereof to be returned or destroyed. Such destruction shall be confirmed in writing by Receiving Party to Disclosing Party.

	6. Period of Confidentiality. Disclosing Party shall not assert any claims against Receiving Party for disclosure of Confidential Information made by Receiving Party more than seven years from the date Disclosing
Party discloses Confidential Information to Receiving Party.

	7. Title. Receiving Party agrees that any and all Confidential Information is and shall continue to be the sole and exclusive property of Disclosing Party and that title and the right to possess Confidential Information shall at all times remain with Disclosing Party. No right or interest of any kind in Confidential Information is transferred to Receiving Party under this Agreement and any such transfer shall be made only by separate and specific agreement.




	8. No Obligation of Disclosure. Neither party shall have any obligation to disclose Confidential Information to the other party. Either party may, at any time, cease disclosing Confidential Information to the other party without any liability.

	9. Equitable Relief. Receiving Party acknowledges that money damages would not be a sufficient remedy for breach of this Agreement and that Disclosing Party shall be entitled to seek preliminary and permanent injunctive relief for any such breach without having to prove actual damages or to post a bond and that Disclosing Party shall also be entitled to seek an equitable accounting of all such earnings, profits and other benefits arising from any such breach, which rights shall be cumulative and in addition to any other rights or remedies to which Disclosing Party may be entitled in law and or equity. If Disclosing Party enforces Receiving Party's obligations hereunder, Receiving Party shall reimburse Disclosing Party for all reasonable costs and expenses, including attorney's fees, incurred by Disclosing Party in this regard.

	10. Enforcement. Each of the parties shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof notwithstanding any conduct or custom on its part in refraining from doing so at any time. The failure of either party at any time to enforce its rights hereunder strictly in accordance with the same shall not be construed as having created a custom contrary to the specific provisions hereof or as having in any way modified or waived the same.

	11. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of California without reference to principles of conflicts of laws.

	12. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by a telegram or a telecopy (with transmission confirmed) or by registered or certified mail, return receipt requested and postage prepaid, or by Federal Express or any equivalent overnight delivery service, addressed to the parties at their respective addresses first set forth above or to such other addresses at which notice of change shall have been given. Such notice, request, demand, waiver, consent, approval, or other communication shall be deemed to have been given as of the date so delivered, telegraphed or faxed, or on the fifth day after deposit in the United States mail, or on the second day after deposit with Federal Express or an equivalent overnight delivery service.

	13. Headings. The headings in this Agreement are for convenience only and do not in any way limit or amplify the terms or conditions in this Agreement.

	14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and all prior agreements with respect thereto are superseded hereby. No amendment or modifications hereof shall be binding unless in writing and duly executed by authorized representatives of both parties.

	15. Severability. The provisions of this Agreement shall be several, and if any provision of this Agreement is held to be invalid or unenforceable, it shall be construed to have the broadest interpretation which would make it valid and enforceable. Invalidity or unenforceability of one provision shall not affect any other provision of this Agreement.

	16. Survival. The respective rights and obligations of the parties hereunder shall indefinitely survive the termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

	17. No Benefit to Others. The provisions set forth in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons.

	18. Counterparts. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed an original and all of which shall together be deemed to constitute one agreement.

	IN WITNESS WHEREOF, the parties hereto, each by a duly authorized representative, have executed this Confidentiality Agreement effective as of the date first written above.

LANCER ORTHODONTICS, INC.                  "Receiving Party"



By:
Zack Irani, CEO

DATE:                                       DATE: